                                                                    EXHIBIT 99.1


                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
IXC Communications, Inc.


We have audited the accompanying consolidated balance sheets of IXC Communications, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Network Long Distance, Inc., including the subsidiaries Long Distance Telecom, Inc. and National Teleservice, Incorporated (collectively, Network Long Distance) which was combined with the Company on June 3, 1998, in a business combination accounted for as a pooling of interests as described in Note 3 to the consolidated financial statements, which statements reflect total assets constituting 5.5% and 5.4% of the related 1997 and 1996 consolidated financial statement totals, respectively, and which statements reflect net income (loss) constituting ($4.6) million, $(6.8) million and $0.8 million of the related 1997, 1996 and 1995 consolidated financial statement totals, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Network Long Distance is based solely on the reports of the other auditors. We also did not audit the financial statements of MarcaTel S.A. de C.V. (MarcaTel), a corporation in which the Company has an indirect interest, accounted for using the equity method, as of and for the year ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MarcaTel, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors for the periods indicated, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXC Communications, Inc. and its subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                /s/ ERNST & YOUNG LLP

Austin, Texas
June 30, 1998 (except for Note 23, as
to which the date is October 28, 1998)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Network Long Distance, Inc.:


We have audited the accompanying consolidated balance sheets of Network Long Distance, Inc. (a Delaware Corporation) and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Long Distance Telecom, Inc. included in the consolidated financial statements of Network Long Distance, Inc. which statements constitute total revenues of 5.1% for the year ended March 31, 1996, of the related consolidated totals. We did not audit the financial statements of United Wats, Inc., included in the consolidated financial statements of Network Long Distance, Inc. which statements constitute total revenues of 15.4% for the year ended March 31, 1996 of the related consolidated totals. We did not audit the financial statements of National Teleservice, Incorporated, which statements constitute total assets of 28.1% and 20.4% as of March 31, 1997 and 1996, respectively, and total revenues of 30.6% and 33.3% for the years ended March 31, 1997 and 1996, respectively, of the related consolidated totals. The financial statements of Long Distance Telecom, Inc., United Wats, Inc. and National Teleservice, Incorporated were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for Long Distance Telecom, Inc., United Wats, Inc., and National Teleservice, Incorporated, is based solely upon the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Network Long Distance, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended March 31, 1998, in conformity with generally accepted accounting principles.


                                                  /s/ ARTHUR ANDERSEN LLP


Jackson, Mississippi
May 18, 1998

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
National Teleservice, Incorporated
Winona, Minnesota


We have audited the accompanying consolidated balance sheets of National Teleservice, Inc. (the Company) as of March 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1997, not separately presented herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of National Teleservice, Inc. at March 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 28, 1997

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors UNITED WATS, INC.


     We have audited the balance sheet of United Wats, Inc. as of December
31, 1995, and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Wats, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


/s/ MAYER HOFFMAN MCCANN L.C.


Kansas City, Missouri
March 11, 1996

                          INDEPENDENT AUDITOR'S REPORT


To the General Partner
Telecommunications Ventures Limited Partnership No. 1
T/A Blue Ridge Telephone
Culpeper, VA 22701


     We have audited the balance sheet of Telecommunications Ventures Limited Partnership No. 1, T/A Blue Ridge Telephone, as of December 31, 1995 and the related statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecommunications Ventures Limited Partnership No. 1, T/A Blue Ridge Telephone, as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


/s/ YOUNT, HYDE & BARBOUR, P.C.


Culpeper, Virginia
May 10, 1996

                            IXC COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                            DECEMBER 31,    DECEMBER 31,
                                                                                1997          1996
                                                                            ------------    ------------
ASSETS
Cash and cash equivalents .............................................      $ 155,855       $  64,090
Accounts receivable:
   Trade, net of allowance for doubtful accounts of $13,119
     in 1997 and $6,407 in 1996 .......................................        111,211          56,817
   Other ..............................................................          1,885           2,827
                                                                             ---------       ---------
                                                                               113,096          59,644
Deferred tax assets ...................................................            947             620
Prepaid expenses and other current assets .............................          3,161           2,665
                                                                             ---------       ---------
          Total current assets ........................................        273,059         127,019
Property and equipment, net ...........................................        613,874         271,599
Escrow under 12 1/2% Senior Notes .....................................             --          51,412
Investment in unconsolidated subsidiaries .............................         17,497           5,486
Deferred charges and other non-current assets .........................         64,442          29,819
                                                                             ---------       ---------
          Total assets ................................................      $ 968,872       $ 485,335
                                                                             =========       =========

LIABILITIES, REDEEMABLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable-trade ................................................      $  86,651       $  50,364
Accrued service cost ..................................................         56,994          22,602
Accrued liabilities ...................................................         43,427          18,824
Current portion of unearned revenue ...................................          6,310           3,044
Current portion of long-term debt and capital lease obligations........         12,294           7,994
                                                                             ---------       ---------
          Total current liabilities ...................................        205,676         102,828
Long-term debt and capital lease obligations, less
  current portion .....................................................        308,453         297,584
Deferred tax liability ................................................          2,701           2,536
Unearned revenue -- noncurrent ........................................         59,627           5,302
Other noncurrent liabilities ..........................................          6,253             899
Minority interest .....................................................          1,465             905

7 1/4% Junior Convertible Preferred Stock; $.01 par value;
  authorized -- 3,000,000 shares of all classes of Preferred
  Stock; 1,055,367 shares issued and outstanding (aggregate
  liquidation preference of $105,537) at December 31, 1997 ............        101,239              --

12 1/2% Junior Exchangeable Preferred Stock; $.01 par value;
  authorized -- 3,000,000 shares of all classes of Preferred
  Stock; 308,958 shares issued and outstanding (aggregate
  liquidation preference of $313,786 including accrued
  dividends of $4,828) at December 31, 1997 ...........................        302,129              --

Stockholders' equity (deficit):
  10% Junior Series 3 Cumulative Preferred Stock, $.01 par value;
    authorized -- 3,000,000 shares of all classes of Preferred Stock;
    414 shares issued and outstanding at December 31, 1997 and 12,550 shares issued and outstanding at December 31, 1996 (aggregate liquidation preference of $692 at December 31, 1997, and $19,059
    at December 31, 1996) .............................................              1              13
  Common Stock, $.01 par value; authorized -- 100,000,000 shares;
    35,575,325 shares and 33,816,952 shares issued and outstanding at
    December 31,1997 and December 31, 1996 ............................            356             338
  Additional paid-in capital ..........................................        143,355         138,149
  Accumulated deficit .................................................       (162,383)        (63,219)
                                                                             ---------       ---------
          Total stockholders' equity (deficit) ........................        (18,671)         75,281
                                                                             ---------       ---------
          Total liabilities, redeemable preferred stock
            and stockholders' equity (deficit) ........................      $ 968,872       $ 485,335
                                                                             =========       =========

                             See accompanying notes.

                            IXC COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------
                                                                    1997           1996             1995
                                                                 ---------       ---------       ---------
Net operating revenue:
(Net of service credits and bad debt provisions of $20,782,
  $6,311 and $2,712, respectively)
  Private line ............................................      $ 162,329       $  99,793       $  89,563
  Long distance switched services .........................        359,288         182,174          65,151
                                                                 ---------       ---------       ---------
                                                                   521,617         281,967         154,714
Operating expenses:
  Cost of services ........................................        395,667         194,881          83,158
  Operations and administration ...........................        102,760          71,103          49,013
  Depreciation and amortization ...........................         65,114          29,636          19,163
  Write-off of intangible assets ..........................          4,025           6,291              --
  Merger costs ............................................          3,591              --              --
                                                                 ---------       ---------       ---------
          Operating income (loss) .........................        (49,540)        (19,944)          3,380
Interest income ...........................................          7,565           2,838             468
Interest income on escrow under 12 1/2% Senior Notes ......            203           7,404           2,552
Interest expense ..........................................        (31,702)        (37,636)        (14,903)
Equity (loss) net income (loss) of unconsolidated
  subsidiaries ............................................        (23,800)         (1,961)             19
Other, net ................................................             29            (200)           (201)
                                                                 ---------       ---------       ---------
Loss before (provision) benefit for income taxes, minority
 interest and extraordinary loss ..........................        (97,245)        (49,499)         (8,685)
(Provision) benefit for income taxes ......................         (1,359)          5,880           1,033
Minority interest .........................................           (560)           (618)          5,218
                                                                 ---------       ---------       ---------
Loss before extraordinary loss ............................        (99,164)        (44,237)         (2,434)
Extraordinary loss on early extinguishment of debt, net of
 provision for income tax of $1,164 .......................             --              --          (1,747)
                                                                 ---------       ---------       ---------
Net loss ..................................................        (99,164)        (44,237)         (4,181)
Dividends applicable to preferred stock ...................        (21,636)         (1,739)         (1,843)
                                                                 ---------       ---------       ---------
Net loss applicable to common stockholders ................      $(120,800)      $ (45,976)      $  (6,024)
                                                                 =========       =========       =========
Basic and diluted loss per share:
Before extraordinary loss .................................      $   (3.47)      $   (1.52)      $   (0.15)
Extraordinary loss ........................................             --              --           (0.07)
                                                                 ---------       ---------       ---------
Net loss ..................................................      $   (3.47)      $   (1.52)      $   (0.22)
                                                                 =========       =========       =========

                             See accompanying notes.

                            IXC COMMUNICATIONS, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (DOLLARS AND SHARES IN THOUSANDS)


                                10% SENIOR         10% JUNIOR
                                 SERIES 1           SERIES 3
                              ---------------    ---------------
                              PREFERRED STOCK    PREFERRED STOCK    COMMON STOCK     ADDITIONAL     ACCUMU-    STOCKHOLDERS'
                              ---------------    ---------------   ---------------     PAID-IN      ULATED       EQUITY
                              SHARES   AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL      DEFICIT     (DEFICIT)
                              ------   ------    ------   ------   ------   ------   ----------    ----------  -------------
Balance at December 31, 1994     1    $ 1,460       13    $  13    27,004    $ 270    $  36,027    $ (13,982)   $  23,788
Redemption of Senior Series1    (1)    (1,460)      --       --        --       --           --           --       (1,460)
Issuance of common stock ...    --         --       --       --       280        3        6,273           --        6,276
Dividends paid -- preferred
  stock ....................    --         --       --       --        --       --           --         (942)        (942)
Net loss ...................    --         --       --       --        --       --           --       (4,181)      (4,181)
                               ---    -------    -----    -----    ------    -----    ---------    ---------    ---------
Balance at December 31, 1995    --         --       13       13    27,284      273       42,300      (19,105)      23,481
Issuance of common stock ...    --         --       --       --     6,533       65       95,849           --       95,914
Change in fiscal year of
  merged entities ..........    --         --       --       --        --       --           --          123          123
Net loss ...................    --         --       --       --        --       --           --      (44,237)     (44,237)
                               ---    -------    -----    -----    ------    -----    ---------    ---------    ---------
Balance at December 31, 1996    --         --       13       13    33,817      338      138,149      (63,219)      75,281
Issuance of common stock ...    --         --       --       --     1,187       12       23,440           --       23,452
Stock option exercises .....    --         --       --       --        63        1        1,967           --        1,968
Accretion of preferred stock    --         --       --       --        --       --         (724)          --         (724)
Preferred dividends paid
  in kind and accrued ......    --         --       --       --        --       --      (19,323)          --      (19,323)
Conversion of Series 3
  Preferred Stock ..........    --         --      (12)     (12)      605        6            5           --           (1)
Other ......................    --         --       --       --       (97)      (1)        (159)          --         (160)
Net loss ...................    --         --       --       --        --       --           --      (99,164)     (99,164)
                               ---    -------    -----    -----    ------    -----    ---------    ---------    ---------
Balance at December 31, 1997    --    $    --        1    $   1    35,575    $ 356    $ 143,355    $(162,383)   $ (18,671)
                               ===    =======    =====    =====    ======    =====    =========    =========    =========

                             See accompanying notes.

                            IXC COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                         1997          1996           1995
                                                     ----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ........................................... $ (99,164)     $ (44,237)     $  (4,181)
Adjustments to reconcile net loss to cash
  provided by (used in) operating activities:
  Depreciation .....................................    51,929         24,509         17,705
  Amortization .....................................    14,887          6,412          2,492
  Write-off of intangible assets ...................     4,025          6,291             --
  Provision for doubtful accounts ..................    20,782          6,311          2,712
  Equity in net (income) loss of
    unconsolidated subsidiaries ....................    23,800          1,961            (19)
  Minority interest in net (income) loss
    of subsidiaries ................................       560            618         (5,218)
  Compensation expense on stock options
    and phantom stock ..............................     1,447            254             51
  Extraordinary loss on early extinguishment
    of debt ........................................        --             --          2,911
  Changes in operating assets and liabilities,
    net of effects of acquisitions:
    Accounts receivable ............................   (70,498)       (45,958)        (8,656)
    Other current assets ...........................       879            660         (1,150)
    Accounts payable - trade .......................    26,242         19,971          7,374
    Accrued liabilities and accrued service costs...    15,903          4,436          7,503
    Deferred income taxes ..........................      (457)        (6,135)        (1,100)
    Deferred charges and other non-current assets...   (30,513)        (3,774)        (4,013)
    Other non-current liabilities ..................    61,964          5,752         (2,724)
                                                     ---------      ---------      ---------
      Net cash provided by (used in)
        operating activities .......................    21,786        (22,929)        13,687
                                                     ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Release of funds from escrow under 12 1/2%
  Senior Notes .....................................    69,564        154,244          4,300
Deposit into escrow under 12 1/2% Senior Notes......   (18,152)        (7,404)      (202,552)
Purchase of property and equipment .................  (315,853)      (136,976)       (24,937)
Acquisitions, net of cash acquired and common
  stock issued .....................................    (2,502)        (3,777)        (1,296)
Investments in unconsolidated subsidiaries .........   (35,497)        (7,319)            --
                                                     ---------      ---------      ---------
      Net cash used in investing activities ........  (302,440)        (1,232)      (224,485)
                                                     ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of 12 1/2% Senior Notes......        --             --        277,148
Net proceeds from sale of 6 3/4% Convertible
  Preferred Stock ..................................    95,354             --             --
Net proceeds from sale of 7 3/4% Convertible
  Preferred Stock ..................................   287,967             --             --
Proceeds from new debt and capital lease
  obligations ......................................        --          3,250         21,314
Principal payments on long-term debt and
  capital lease obligations ........................   (11,499)       (16,679)       (77,790)
Payment of debt issue costs ........................        --         (1,301)       (10,407)
Redemption of preferred stock ......................        --             --         (2,860)
Payment of dividends ...............................        --             --            (36)
Capital contribution in subsidiary by
  minority interest holders ........................        --             --          6,002
Issuance of common stock ...........................       173         94,069             --
Other financing activities .........................       424             --           (906)
                                                     ---------      ---------      ---------
      Net cash provided by financing activities ....   372,419         79,339        212,465
                                                     ---------      ---------      ---------
Effect of change in year-end from merged entities...        --            537             --
                                                     ---------      ---------      ---------
Net increase in cash and cash equivalents ..........    91,765         55,715          1,667
Cash and cash equivalents at beginning of year......    64,090          8,375          6,708
                                                     ---------      ---------      ---------
Cash and cash equivalents at end of year ........... $ 155,855      $  64,090      $   8,375
                                                     =========      =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Income taxes ....................................... $     516      $     706      $   1,859
                                                     =========      =========      =========
Interest, net of amounts capitalized ............... $  30,638      $  38,082      $   5,306
                                                     =========      =========      =========

                             See accompanying notes.

                            IXC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. ORGANIZATION AND OPERATIONS

IXC Communications, Inc. and its subsidiaries (collectively referred to as "IXC" or the "Company") is an Austin, Texas based provider of telecommunications services. IXC provides two principal services: (i) private line voice and data circuits, and (ii) long distance switched services.

Long distance companies may be categorized as facilities-based carriers or non-facilities-based carriers. Sellers of private line services are generally facilities-based carriers, like IXC, that own private line transmission facilities, such as fiber optic or digital microwave transmission facilities. Customers using private line services include: (i) facilities-based carriers that require private line capacity where they have geographic gaps in their facilities, need additional capacity or require geographically different routing; and (ii) non-facilities-based carriers requiring private line capacity to carry their customers' long distance traffic. The Company provides private line services to customers either on a "take-or-pay" long term basis, or after contract expiration on a month-to-month basis.

In late 1995, the Company expanded into the business of selling long distance switched services to long distance resellers. Sellers of switched long distance services are generally switched carriers, like IXC, that own one or more switches that direct telecommunications traffic or switchless carriers that depend on switched carriers to provide long distance services to their users. The Company sells switched long distance services on a per-call basis, with payment due monthly after services are rendered. In June 1998 the Company acquired Eclipse Telecommunications, Inc., formerly Network Long Distance, Inc. ("Eclipse") (See Note 3). Eclipse is a switched long distance provider that sells long distance voice and data services mainly to small and medium-sized businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

IXC, a Delaware corporation, was incorporated in 1992. The accompanying consolidated financial statements include accounts of the Company and its wholly-owned and majority-owned subsidiaries. Less-than-majority-owned subsidiaries, and subsidiaries for which control is deemed to be temporary, are accounted for using the equity method. For equity method investments, the Company's share of income is calculated according to the Company's equity ownership. Any differences between the carrying amount of an investment and the amount of the underlying equity in the net assets of the equity investee are amortized over the expected life of the investment. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. On June 3, 1998, the Company acquired Eclipse in a transaction accounted for as a pooling of interests (See Note 3). All prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Eclipse as though it had always been a part of IXC.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost and classified as available for sale. Short-term investments held in the Company's escrow related to the 12 1/2% Senior Notes are not included as a cash equivalent due to restrictions on their use.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various assets, ranging from three to twenty years. Maintenance and repairs are charged to operations as incurred. Property and equipment recorded under capital leases is included with the Company's owned assets. Amortization of assets recorded under capital leases is included in depreciation expense. Costs associated with uncompleted portions of the fiber optic network are classified as construction in progress in the accompanying consolidated balance sheets. Upon completion, the costs will be classified as transmission systems and depreciated over their useful lives.

Interest is capitalized as part of the cost of constructing the Company's fiber optic network and for amounts invested in companies or joint ventures accounted for using the equity method during pre-operating periods. Interest capitalized during construction periods is computed by determining the average accumulated expenditures for each interim capitalization period and applying an average interest rate. Total interest capitalized during the years ended December 31, 1997, 1996 and 1995 was $7.3 million, $2.9 million, and $0.4 million, respectively.

The Company reviews its long-lived assets by comparing the undiscounted cash flows estimated to be generated by those assets with the related carrying amount of the assets. Upon an indication of an impairment, a loss is recorded if the discounted cash flows projected for the assets is less than the assets' carrying value.

The Company's property and equipment consisted of the following as of December 31, 1997 and 1996 (in thousands):

                                                        1997             1996
                                                      ---------        ---------
     Land and rights of way                           $   4,201        $   2,420
     Buildings and improvements                          22,006            5,611
     Transmission systems                               446,255          185,445
     Furniture and other                                 10,348            6,411
     Fiber usage rights                                  34,991           38,533
     Construction in process                            216,481          106,017
                                                        -------          -------
                                                        734,282          344,437
     Less: Accumulated depreciation and
           amortization                                (120,408)         (72,838)
                                                      ---------         --------
          Property and equipment, net                $  613,874       $  271,599
                                                     ==========       ==========

Deferred Charges and Other Non-current Assets

Deferred charges consist of deferred financing costs, deferred network costs, deferred customer acquisition costs, and goodwill. Deferred financing costs are costs incurred in connection with obtaining long-term financing; such costs are amortized as interest expense over the terms of the related debt agreements. Certain costs incurred with the connection of customers to the switched long distance network were deferred and are amortized on a straight-line basis over two years. The acquisition cost of retail customer accounts obtained through an outside sales organization, including certain transaction costs, were deferred and are amortized over a period not to exceed three years. Goodwill associated with acquisitions is amortized over periods ranging from 20 to 30 years. During fiscal 1997 and fiscal 1996, non-cash charges were recorded to reduce the carrying amount of certain customer acquisition costs and goodwill; such write-downs amounted to approximately $6.3 million in 1996 and $4.0 million in 1997 and are included in amortization expense. Accumulated amortization on all intangible assets amounted to $13.8 million at December 31, 1997 and $5.1 million at December 31, 1996.

Revenues

Private line voice and data circuit revenues are generated primarily by providing capacity on the Company's fiber optic and microwave transmission network at rates established under long-term contractual arrangements or on a month-to-month basis after contract expiration. Revenue is recognized as services are provided.

Switched long-distance service revenues are generated primarily by providing voice and data communication services. Revenue is recognized as services are provided, and customers are billed monthly after services are rendered.

The Company accounts for capacity exchange agreements with other carriers by recognizing the fair value of the revenue earned and expense incurred under the respective agreements. Exchange agreements accounted for non-cash revenue and expense (in equal amounts) of $14.0 million in 1997, $14.0 million in 1996, and $13.8 million in 1995. Sales of indefeasible rights to use fiber or capacity ("IRU") are recorded as deferred revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The revenue is recognized over the life of the agreement as services are provided beginning on the date of customer acceptance.

Fiber Exchange Agreements

In connection with its fiber optic network expansion, the Company has entered into various agreements to purchase, sell or exchange fiber usage rights. Purchases of fiber usage rights from other carriers are recorded at cost as a separate component of property and equipment. The recorded assets are amortized over the lesser of the term of the related agreement or the estimated life of the fiber optic cable. Sales of fiber usage rights are recorded as unearned revenue. Revenue is recognized over the terms of the related agreements. Non-monetary exchanges of fiber usage rights (swaps of fiber usage rights with other long distance carriers) are recorded at the cost of the asset transferred or, if applicable, the fair value of the asset received.

Income Taxes

Deferred income taxes are provided for net operating losses and for temporary differences between the basis of assets and liabilities for financial reporting and income tax reporting. Investment tax credits are accounted for by the flow-through method.

Stock-Based Compensation

The Company accounts for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25 compensation expense is recognized when the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant.

Basic and Diluted Loss Per Share

Basic earnings per share is calculated using the weighted average number of common shares outstanding, excluding any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the weighted average number of common shares outstanding and the number of common equivalent shares which would be issued related to options and convertible securities using the treasury method.

Reclassifications

Certain amounts for prior years have been reclassified to conform to the 1997 presentation.

3. ACQUISITIONS

Eclipse Merger

On June 3, 1998, the Company completed the acquisition of Eclipse through a merger of a Company subsidiary with Eclipse by exchanging approximately 4,051,970 shares of its common stock for all of the outstanding common stock of Eclipse. Each share of Eclipse common stock was exchanged for .2998 shares of the Company's common stock. In addition, outstanding Eclipse stock options were converted at the same exchange factor into options to purchase shares of the Company's common stock.

The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Eclipse as though it had always been a part of the Company. Prior to the merger, Eclipse utilized a March 31 fiscal yearend. For purposes of the combined results of operations for the years ended December 31, 1997, 1996, and 1995, the amounts include Eclipse's historical results of operations for the years ended March 31, 1998, 1997, and 1996, respectively. The reported 1997 year-end balance sheet depicted for Eclipse used its March 31, 1998 financial statements. In order to report cash flow for 1998, a $1.5 million adjustment will be reported in the 1998 statements of stockholders' equity(deficit) and cash flows, representing Eclipse's first quarter 1998 net income, which is in both the beginning retained earnings balance and the fiscal 1998 net income amount. There were no transactions between Eclipse and the Company prior to the merger; however, certain reclassifications, primarily related to the presentation of certain excise taxes and bad debt provisions, were made to conform Eclipse's accounting policies to those of the Company. The results of operations for the separate companies and the combined amounts presented in the restated consolidated financial statements follow (in thousands):

                                           ECLIPSE      IXC      ADJUSTMENTS    COMBINED
                                          ---------  ---------   -----------    ---------
         1997
            Operating revenue.........    $105,823    $420,710     $(4,916)     $521,617
            Operating expenses........     110,204     465,945      (4,992)      571,157
            Net income (loss).........      (4,609)    (94,555)         --       (99,164)


                                           ECLIPSE      IXC      ADJUSTMENTS    COMBINED
                                          ---------  ---------   -----------    ---------
         1996
            Operating revenue.........    $ 86,005    $203,761    $(7,799)      $281,967
            Operating expenses........      91,933     217,777     (7,799)       301,911
            Net income (loss).........      (6,789)    (37,448)        --        (44,237)


                                           ECLIPSE      IXC      ADJUSTMENTS    COMBINED
                                          ---------  ---------   -----------    ---------
         1995
            Operating revenue.........    $67,585     $91,001     $(3,872)      $154,714
            Operating expenses........     65,634      89,572      (3,872)       151,334
            Net loss..................        784      (4,965)         --         (4,181)

A reconciliation of the Company's historical loss per share to the loss per share as restated due to the Eclipse merger is as follows:

                                                        1997        1996        1995
                                                       ------      ------      ------
          Loss per share, as previously reported       $(3.75)     $(1.42)     $(0.28)
          Effect of Eclipse's income (loss)             (0.15)      (0.25)       0.03
          Effect of change in weighted average
           shares outstanding                            0.43        0.15        0.03
                                                       ------      ------      ------
             Restated basic and diluted loss
               per share                               $(3.47)     $(1.52)     $(0.22)
                                                       ======      ======      ======

The effect of change in the weighted average shares outstanding represents the addition of shares issued to Eclipse's former shareholders in order to complete the merger, to the Company's historical weighted average shares outstanding. The effect of Eclipse's income (loss) represents the impact of adding Eclipse's net income or loss to the Company's historical results.

In connection with the merger, the Company recorded in 1998 a charge of $7.7 million for merger related costs, including professional services associated with the merger, termination costs associated with duplicate functions, costs of exiting excess office space, and the write-off of duplicate equipment and software.

Other Acquisitions

Prior to its merger with the Company, Eclipse had entered into several business combinations and customer base acquisitions. Certain of those combinations were accounted for using the pooling of interests method, and the results of operations of the acquired businesses are included herein for all periods presented. The results of operations of other businesses acquired through purchase transactions are included herein for only the periods subsequent to their respective purchase. No pro forma financial information for any of the business combinations has been presented in these consolidated financial statements as the revenues, results of operations, and assets of the previously acquired businesses are not material.

The acquisitions accounted for as purchases were paid for with both cash and common stock. The consideration paid and assets acquired during the fiscal years ended December 31, 1997, 1996, and 1995 are as follows (in thousands):

                                                       1997         1996        1995
                                                     --------     -------     -------
          Fair value of tangible assets acquired     $    (85)    $   776     $ 1,242
          Liabilities assumed                              --          --      (1,182)
          Excess of cost over net assets acquired      25,994       4,887       7,317
          Value of common stock issued                (23,452)     (1,862)     (6,276)
                                                     --------     -------     -------
               Cash paid for acquisitions            $  2,457     $ 3,801     $ 1,101
                                                     ========     =======     =======

4. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Marca-tel

As of December 31, 1997, the Company indirectly owned 24.5% of Marca-Tel S.A. de C.V. ("Marca-Tel") through its ownership of 50% of Progress International LLC ("Progress"), which owned 49% of Marca-Tel. The remaining 51% of Marca-Tel is owned by a Mexican individual and Formento Radio Beep, S.A. de C.V. The other 50% of Progress is owned by Westel International, Inc. ("Westel").

Following is summarized financial information for Marca-Tel for the years ending December 31, 1997 and 1996 (in thousands):

                                                    1997             1996
                                                  --------         --------
          INCOME STATEMENT DATA:
          Net revenue                             $  5,786         $     --
          Gross profit (loss)                       (4,556)          (3,110)
          Net loss                                 (23,395)          (3,120)

          BALANCE SHEET DATA:
          Current assets                          $ 10,123         $  4,381
          Non-current assets                        80,351           34,733
          Current liabilities                       18,431           26,665
          Non-current liabilities                   51,831            2,871

Marca-Tel is included in the financial statements of the Company as of and for the years ended December 31, 1997 and 1996 as follows (in millions):

                                                           1997           1996
                                                          ------         -----
          Investment in unconsolidated subsidiaries       $ 11.6         $ 5.3
          Equity in net loss of unconsolidated
            subsidiaries                                   (23.6)         (1.8)

In June 1998 the Company obtained a note receivable from Westel for $14.9 million of advances that the Company had made to Progress International on Westel's behalf. The note receivable from Westel is secured by a portion of Westel's investment in Progress.

Telenor

In October 1997, the Company formed a joint venture with Telenor AS, the Norwegian national telephone company, to provide telecommunication services to carriers and resellers in nine European countries. The joint venture is owned 40 percent by the Company, 40 percent by Telenor Global Services AS, and 20 percent by Clarion Resources Communications Corporation, a U.S.-based telecommunications company in which Telenor owns a controlling interest. Under the terms of the agreement, the Company has two seats on the joint venture's board. Approximately $5.8 million was invested in this joint venture in 1997.

UniDial

In December 1997, the Company announced a joint venture with UniDial Communications to sell UniDial products exclusively over the Company's network. The Company owns 20% of the joint venture, which will be known as UniDial Communications Services, LLC ("Unidial") and will offer UniDial Communications' full suite of wireless, voicemail, and paging products over the Company's network backbone. The Company will provide the joint venture with its full range of voice, video, Internet, and data services to be private labeled under the UniDial Communications name. The products will be marketed through a full-time national sales force of UniDial Communications network consultants. No amounts were invested in the joint venture in 1997. As of June 30, 1998, the Company had invested $5 million in the joint venture.

PSINet Transaction.

To enhance the Company's product and service offerings, in February 1998 the Company consummated agreements with PSINet which allow each party to market and sell the products and services of the other party. Under the terms of the agreements, the Company will provide PSINet with an IRU in 10,000 miles of OC-48 transmission capacity on its Network over a 20-year period in exchange for approximately 10.2 million shares representing less than 20% (post-issuance) of PSINet fully diluted common stock. If the value of the PSINet common stock received by the Company is less than $240 million at the earlier of one year after the final delivery of the transmission capacity (scheduled for late-1999) or four years after the transaction's closing, PSINet, at its option, will pay the Company cash and/or deliver additional PSINet common stock to increase the value of the cash and common stock paid by PSINet to $240.0 million. Upon delivery of the transmission capacity to PSINet, the Company will begin to receive a maintenance fee which, as the full capacity has been delivered, should increase to approximately $11.5 million per year. Revenue from the IRU will be recognized over its term of 20 years as the capacity is delivered.

From the transaction date through May 1998, the Company accounted for its investment in PSINet under the equity method since the Company was deemed to have significant influence over PSINet based upon its level of ownership and control. In June 1998, the Company changed from the equity method to the cost method due to a change in its level of ownership and control. At June 30, 1998, the Company's recorded investment in PSINet was approximately $123.5 million.

5. ESCROW UNDER 12 1/2% SENIOR NOTES

The terms of the indenture for the 12 1/2% Senior Notes required the Company to place $200 million of Senior Notes proceeds into an escrow account, under which the proceeds and the earnings thereon were restricted in their use to network expansion, capital expenditures, certain interest, principal and other payments on the 12 1/2% Senior Notes and other permitted uses (see Note 7). Such funds were invested in short-term, investment-grade, interest-bearing securities as follows at December 31, 1997 and 1996 (in thousands):

                                                 1997          1996
                                                -----        -------
          Overnight investments                 $  --        $14,201
          U.S. Government securities               --         37,211
                                                -----        -------
                                                $  --        $51,412
                                                =====        =======

The escrow account was subject to a security interest under the Company's
12 1/2% Senior Notes. The investments in the escrow account at December 31, 1996 were all due in three months or less and classified as available for sale. During 1997, all remaining funds held in escrow were used for the network expansion program.

6. ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31, 1997 and 1996 (in thousands):

                                                1997            1996
                                              --------         -------
          Accrued taxes                       $  5,529         $ 2,750
          Accrued interest                       8,906           8,906
          Deposits                              12,873              --
          Accrued compensation                   8,206           5,083
          Other accrued liabilities              7,913           2,085
                                              --------         -------
                                              $ 43,427         $18,824
                                              ========         =======

7. LONG-TERM DEBT

Long-term debt and capital lease obligations of IXC consist of the following at December 31 ,1997 and 1996 (in thousands):

                                                       1997           1996
                                                     --------       --------
      12 1/2% Senior Notes, net of unamortized
          discount of $6,862 and $7,344 for 1997
          and 1996, respectively                     $278,138       $277,656
      Capital lease obligations                        36,595         18,015
      Other debt                                        6,014          9,907
                                                     --------       --------
           Total long-term debt and capital           320,747        305,578
             lease obligations
      Less current portion                            (12,294)        (7,994)
                                                     --------       --------
      Long-term debt and capital lease obligations   $308,453       $297,584
                                                     ========       ========

12 1/2% Senior Notes

On October 5, 1995, the Company issued $285 million of 12 1/2% Senior Notes (effective rate 12.8%) due October 1, 2005, with interest payable semi-annually. Of the net proceeds of approximately $277 million, $200 million was deposited into an escrow account primarily restricted for the construction of a major network expansion program. Approximately $53.7 million of the net proceeds was used to repay or repurchase certain previously-existing indebtedness of the Company, including $22.7 million paid to certain stockholders. This resulted in an extraordinary loss on early extinguishment of debt of $1.7 million in 1995, net of applicable income tax benefit of $1.2 million. In addition, approximately $3.8 million was used to redeem certain preferred stock.

The 12 1/2% Senior Notes were senior unsecured obligations of the Company and were guaranteed on a senior unsecured basis by certain wholly owned direct and indirect subsidiaries of IXC. The obligations of each guarantor were limited to the minimum extent necessary to prevent the guarantee from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The 12 1/2% Senior Notes contained certain covenants that restricted the ability of the Company and its subsidiaries to incur additional indebtedness and issue certain preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations.

The 12 1/2% Senior Notes were redeemable at the option of the Company, in whole or in part, on or after October 1, 2000 at a premium, declining to zero in 2004. At any time prior to October 1, 1998, the Company had the option to redeem the 12 1/2% Senior Notes with an aggregate principal amount of up to $100 million at a redemption price of 112.5% of the principal amount from the net proceeds of a sale of capital stock of the Company, provided that at least $100 million in aggregate principal amount of 12 1/2% Senior Notes remains outstanding immediately after the occurrence of such redemption and that the redemption occurs within 35 days of the date of the closing of the offering of such equity securities. Also, the 12 1/2% Senior Notes contained provisions that, in the event of a Change in Control (which meets the definition set forth in the Indenture) of the Company, provided their holders the right to require the Company to repurchase all or any part of the 12 1/2% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

On April 21, 1998, the Company issued $450.0 million of 9% Senior Subordinated Notes due 2008 (the "9% Notes"). In connection with the sale of the 9% Notes, the Company announced a tender offer to purchase for cash all of its outstanding 12 1/2% Senior Notes. Pursuant to the terms of the tender offer, $284.2 million (out of $285.0 million) in aggregate principal amount of the 12 1/2% Senior Notes were tendered and accepted for payment by the Company. In connection with the consummation of the tender offer, the 12 1/2% Senior Notes were amended to eliminate substantially all of the restrictive covenants therein and all guarantees given thereunder. The Company used approximately $342.7 million of the estimated $435.6 million net proceeds of the 9% Notes offering to pay the tender offer price for the 12 1/2% Senior Notes. In August 1998, the remaining outstanding 12 1/2% Senior Notes were tendered for exchange. With the early extinguishment of the 12 1/2% Senior Notes, a charge of approximately $69.8 million was recorded as an extraordinary item in the second quarter of fiscal 1998. The remaining proceeds of the offering were used to fund capital expenditures and for general corporate purposes.

The 9% Notes are general unsecured obligations of the Company and will be subordinate in right of payment to all existing and future senior indebtedness of the Company and other liabilities of the Company's subsidiaries.

NTFC Credit Facility

In 1997, the Company entered into a secured equipment financing facility with NTFC Capital Corporation under which the Company has available financing of up to $28 million. Approximately $18 million of the facility was borrowed as of December 31, 1997; the remainder was borrowed in the first quarter of 1998.

Annual maturities of the 12 1/2% Senior Notes and other long-term debt at December 31, 1997 are as follows (in thousands):

          1998                                                 $  3,982
          1999                                                    1,964
          2000                                                       68
          2005                                                  285,000
                                                               --------
                                                                291,014
          Less discount on 12 1/2% Senior Notes                  (6,862)
                                                               --------
                                                               $284,152
                                                               ========

As discussed above, the 12 1/2% Senior Notes were due in 2005. These notes were paid off using the proceeds from the Company's offering of 9% Notes, which are due in full in 2008.

8. CAPITAL AND OPERATING LEASES

The Company leases certain facilities, equipment and transmission capacity used in its operations under noncancellable capital and operating leases. Future minimum annual lease payments under these lease agreements at December 31, 1997, are as follows (in thousands):

                                                     Capital          Operating
                                                     Leases            Leases
                                                    --------          ---------
          1998                                      $ 10,845          $36,607
          1999                                        10,860            9,505
          2000                                         9,421            6,719
          2001                                         6,863            5,110
          2002                                         4,766            4,794
                                                     -------
                                                      42,755
          Less amounts related to interest            (6,160)
                                                     -------
          Present value of capital lease
            obligations                               36,595
          Less:  current portion                      (8,312)
                                                     -------
          Long-term capital lease obligations        $28,283
                                                     =======

The gross amount of assets recorded under capital leases at December 31, 1997 and 1996 was $39.6 million and $22.8 million, respectively. The related accumulated depreciation was $17.9 million and $6.3 million at December 31, 1997 and 1996, respectively.

Lease expense relating to facilities, equipment and transmission capacity leases, excluding amortization of fiber exchange agreements, was approximately $99.1 million, $50.6 million and $29.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

9. MANDATORILY REDEEMABLE PREFERRED STOCK

7 1/4% Junior Convertible Preferred Stock Due 2007

In April 1997, the Company issued $100 million (1,000,000 shares) of 7 1/4% Junior Convertible Preferred Stock Due 2007 ("7 1/4% Convertible Preferred Stock"). The 7 1/4% Convertible Preferred Stock and the common stock issuable upon conversion thereof were registered under the Securities Act of 1933, as amended (the "Securities Act") in August 1997 in compliance with the registration rights agreement entered into by the Company with the initial purchasers of the Convertible Preferred Stock. The 7 1/4% Convertible Preferred Stock is convertible at the option of the holder into shares of common stock at a conversion rate of 4.263 shares of common stock for each share of 7 1/4% Convertible Preferred Stock. On March 31, 2007, the 7 1/4% Convertible Preferred Stock must be redeemed by the Company at a price equal to the liquidation preference ($100 per share) plus accrued and unpaid dividends; thus it is "mandatorily redeemable" and is not included in stockholders' equity. Dividends payable prior to or on June 30, 1999 are, at the option of the Company, payable in cash or through the issuance of additional shares of 7 1/4% Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the 7 1/4% Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company will be required to pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of 7 1/4% Convertible Preferred Stock. Payment of cash dividends on the 7 1/4% Convertible Preferred Stock was not permitted under the indenture for the Company's 12 1/2% Senior Notes until certain financial conditions were met. During 1997, the Company issued approximately 55,367 additional shares of 7 1/4% Convertible Preferred Stock in satisfaction of its 1997 dividend requirements. Any difference between the carrying value and the Redemption amount of the 7 1/4% Convertible Preferred Stock is accreted to additional paid-in-capital for all periods through the mandatory redemption date.

12 1/2% Junior Exchangeable Preferred Stock Due 2009

In August 1997, the Company issued $300 million (300,000 shares) of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Exchangeable Preferred Stock"). The net proceeds of approximately $288.0 million from the offering are being used to fund capital expenditures, investments in the Company's unconsolidated subsidiaries and general corporate purposes. The Exchangeable Preferred Stock was registered under the Securities Act of 1933, as amended (the "Securities Act") in December 1997 in compliance with the registration rights agreement entered into by the Company with the initial purchasers of the Exchangeable Preferred Stock. The Company may exchange all of the shares of Exchangeable Preferred Stock for 12 1/2% Subordinated Exchange Debentures Due 2009 ("Exchange Debentures") in a principle amount equal to the liquidation preference of the Exchangeable Preferred Stock at the time of the exchange. If exchanged, the Exchange Debentures will bear interest at the rate of 12 1/2% per annum, payable semiannually on February 15 and August 15, commencing with the first of such dates to occur after the date of such exchange. The Exchange Debentures will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company and to all indebtedness and other liabilities of the Company's subsidiaries. On August 15, 2009, the Exchangeable Preferred Stock must be redeemed by the Company at a price equal to the liquidation preference ($1,000 a share) plus accrued and unpaid dividends; thus it is "mandatorily redeemable" and is not included in stockholders' equity. Dividends on the Exchangeable Preferred Stock accrue at a rate of 12 1/2% per annum of the liquidation preference thereof (including unpaid dividends) and will be payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year commencing November 15, 1997. Dividends payable prior to or on August 15, 2000 are, at the option of the Company, payable in cash or through issuance of additional shares of Exchangeable Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After February 15, 2001, interest on the Exchangeable Preferred Stock may be paid only in cash. Payment of cash dividends on the Exchangeable Preferred Stock is not currently permitted under the indenture for the Company's 12 1/2% Senior Notes due 2005 until certain financial conditions have been met. During 1997, the Company issued approximately 8,958 additional shares of Exchangeable Preferred Stock in satisfaction of its 1997 dividend requirements. Any difference between the carrying value and the redemption amount of the Exchangeable Preferred Stock is accreted by a charge to additional paid-in-capital for all periods through the mandatory redemption date.

10. PREFERRED STOCK

6 3/4% Cumulative Convertible Preferred Stock

In March and April 1998, the Company sold $155.3 million of 6 3/4% Cumulative Convertible Preferred Stock ("6 3/4% Convertible Preferred Stock") issued in the form of depositary shares (3,105,000 depositary shares at $50 per share; each depositary share represents 1/20 of a share of 6 3/4% Convertible Preferred Stock at $1,000 per share) to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended ("The Act"). The net proceeds of approximately $147.2 million from the offering are being used to fund capital expenditures, including a portion of the network expansion, and for general corporate purposes, including acquisitions of related businesses or interests therein and joint ventures. The 6 3/4% Convertible Preferred Stock can be converted at the option of the holder thereof into shares of Common Stock, par value $.01 per share, of the Company at any time unless previously redeemed or repurchased, at a conversion rate of 0.6874 shares of common stock per depositary share (13.748 shares of Common Stock per share of the 6 3/4% Convertible Preferred Stock). Dividends on the 6 3/4% Convertible Preferred Stock are payable quarterly in arrears in cash or Common Stock, under certain circumstances, on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1998. In conjunction with issuing the 6 3/4% Convertible Preferred Stock, the Company has filed a shelf registration statement with the SEC with respect to an offer to exchange the 6 3/4% Convertible Preferred Stock registered under The Act.

Junior Series 3 Cumulative Redeemable Preferred Stock

The 10% Junior Series 3 Cumulative Redeemable Preferred Stock ("Series 3 Preferred Stock") voted as a single class with IXC's common stock except in matters impacting the rights of the Series 3, was entitled to elect one director and could be redeemed at the Company's option in whole or in part at any time, subject to certain debt covenants, at a price of $1,000 per share, plus accumulated and unpaid dividends and accrued interest. The Series 3 Preferred Stock was nonparticipatory and had no mandatory redemption requirements. Dividends were payable at the determination of the Board of Directors, subject to debt covenants. Interest accrued on unpaid dividends at an annual rate of 10%.

On October 31, 1997, the Company consummated its offer to exchange shares of its Common Stock for its Series 3 Preferred Stock. Holders of approximately 96.7% of its Series 3 Preferred Stock accepted such offer. Each holder that tendered shares of Series 3 Preferred Stock received approximately 49.85 shares of Common Stock for each share of Series 3 Preferred Stock tendered prior to the expiration date. The conversion rate was calculated by dividing the aggregate per share liquidation preference of, and the accrued and unpaid dividend on, one share of Series 3 Preferred Stock as of October 31, 1997 by $33.00 (the last reported sales price of the Company's Common Stock on the Nasdaq National Market on October 31, 1997). The aggregate liquidation preference and accrued and unpaid dividends on the Series 3 Preferred Stock at October 31, 1997, was approximately $20.6 million ($1,645 per share for the 12,550 shares outstanding). Cumulative preferred dividends in arrears, including interest, at December 31, 1997 and 1996 were $277,614 ($670.64 per share) and $6.5 million ($518.65 per share), respectively. On March 31, 1998, the Company redeemed the remaining 414 shares of its 10% Junior Series 3 Cumulative Redeemable Preferred Stock outstanding for approximately $0.7 million in cash ($1,000 per share, plus $0.3 million of accrued and unpaid dividends).

10% Senior Series 1 Cumulative Redeemable Preferred Stock

IXC's 10% Senior Series 1 Cumulative Redeemable Preferred Stock was non-voting and was redeemed on October 6, 1995 from the proceeds of the 12 1/2% Senior Notes for $2.0 million, including cumulative dividends in arrears and related interest of $505,000.

ILHI Series 1 Preferred Stock

During 1993, an indirect subsidiary of IXC issued 1,400 shares of 10% Senior Series 1 Cumulative Redeemable Preferred Stock (the "ILHI Series 1 Preferred Stock") at $1,000 per share to stockholders of IXC. The ILHI Series 1 Preferred Stock was redeemed on October 6, 1995 from the proceeds of the 12 1/2% Senior Notes for $1.8 million, including cumulative dividends in arrears and related interest of $401,000.

11. STOCKHOLDERS' EQUITY

Common Stock

During 1996, the Company issued 6,440,000 shares of Common Stock in an initial public offering and a private placement, resulting in net proceeds of $94.1 million. At December 31, 1997, the Company has reserved approximately 8,319,000 shares for future issuance under stock option plans and the 7 1/4% Convertible Preferred Stock. Subsequent to December 31, 1997, the Company reserved 2,134,377 for possible future issuance related to the conversion of the 6 3/4% Convertible Preferred Stock. The Company also reserved an additional 26,300 shares for possible future issuance related to paid-in-kind dividends on the 7 1/4% Convertible Preferred Stock.

Stock Option and Award Plans

In November 1994, the Company adopted the IXC Communications, Inc. Stock Plan, as amended (the "1994 Stock Plan"), which provides for the issuance of restricted stock or the granting of stock options for up to 1,212,450 shares of common stock to key employees and others. Awards under the 1994 Stock Plan are given at the discretion of the Board of Directors and include common stock options with exercise prices at least equal to the fair market value at the date of grant. Options granted may be either "incentive stock options," within the meaning of Section 422(a) of the Internal Revenue Code, or non-qualified options. The options expire after 10 years and generally vest at rates of 25% and 33% per year commencing one year after the date of grant, with the exception of two grants covering 84,871 shares which were 100% vested upon grant.

In 1996, the Company adopted the IXC Communications, Inc. 1996 Stock Plan, as amended (the "1996 Stock Plan"), which provides for the issuance of restricted stock or the granting of stock options for up to 2,121,787 shares of common stock to key employees and others. Awards under the 1996 Stock Plan are granted at the discretion of the Board of Directors and include common stock options with exercise prices at least equal to the fair market value at the date of grant. Options granted may be either "incentive stock options," within the meaning of Section 422(a) of the Internal Revenue Code, or non-qualified options. The options expire after 10 years and generally vest at rates of 25% and 33% per year commencing one year after the date of grant. During 1997 and 1996, 744,900 and 476,600 options were granted, respectively, under the 1996 Stock Plan.

The Company has not issued any restricted stock under the 1994 Stock Plan or the 1996 Stock Plan. All options granted under the 1994 Stock Plan and the 1996 Stock Plan were granted at estimated market value at the date of grant. In the event of a change of control of the Company, the options outstanding immediately following the consummation of such change of control fully vest, and the options may be exercised in full to purchase the total number of shares covered by the option.

In October 1996, the Company adopted a stock incentive plan (the "Special Stock Plan") covering 67,900 shares of common stock. Any employee, director or other person providing services to the Company is eligible to receive awards under the Special Stock Plan, at the Board's discretion. Awards available under the Special Stock Plan include common stock purchase options and restricted common stock. All available options to acquire stock under the Special Stock Plan were granted in 1996 at exercise prices less than market value at the date of grant and vest over three to four years. In 1997 and 1996, the Company recognized $247,000 and $182,000 in compensation expense respectively, related to grants under the Special Stock Plan.

On May 14, 1996 the Company adopted the IXC Communications, Inc. Outside Directors' Phantom Stock Plan (the "Directors' Plan"), pursuant to which $20,000 per year of outside director's fees for certain directors is deferred and treated as if it were invested in shares of the Company's common stock. No shares of common stock will be actually purchased and the participants will receive cash benefits equal to the value of the shares that they are deemed to have purchased under the Directors' Plan, with such value to be determined on the date of distribution. Distribution of benefits generally will occur three years after the deferral. Compensation expense is determined based on the market price of the shares deemed to have been purchased and is charged to expense over the related period. In 1997 and 1996, the Company recognized $102,000 and $60,000 as compensation expense related to the Directors' Plan.

In September 1997, the Company adopted the 1997 Special Executive Stock Plan, a stock incentive plan covering 500,000 shares of common stock. The purposes of the new plan were to promote the interests of the Company and its stockholders by enabling it to offer grants of stock to better attract, retain and reward key executives and, to strengthen the mutuality of interests between an executive and the Company's stockholders by providing an executive with a proprietary interest in pursuing the Company's long-term growth and financial success. The terms and conditions of the 1997 Special Executive Stock Plan were essentially the same as those of the 1994 and 1996 Plans. All available options to acquire stock under the 1997 Special Executive Stock Plan were granted in 1997 at market value at the date of grant. The options granted will vest over a five year period.

Prior to the pooling of interests transaction described above, Eclipse granted stock options to various parties from time to time. The options vest in periods of up to ten years. The terms and conditions of the Eclipse options, including exercise prices and option expiration periods, were set by Eclipse's board of directors. In connection with the Eclipse merger, all outstanding Eclipse options were converted into substitute options at an exchange rate of .2998 IXC options for each Eclipse option; such substitute options provided for substantially the same terms and conditions as the original Eclipse options. Under the terms of a stock option agreement with a former officer of a subsidiary of Eclipse, the Company recorded in fiscal 1997 a $1.1 million charge for compensation.

Stock Based Compensation

The Company has elected to account for its employee stock options under APB 25 and to make fair value disclosures only for option grants. The fair value disclosures below assume that fair value for option grants was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates ranging from 5.2% to 6.4%, 5.3% to 6.7% and 5.5% to 6.0%; no dividend yield; volatility factors of the expected market price of the Company's common stock of .551 in 1997 and .523 for 1996 and 1995 (for Eclipse options, fair value was calculated assuming volatility factors of
 .376 in 1997, .478 in 1996, and .403 in 1995); and a weighted-average expected life of the options of approximately 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions, are fully transferable, and do not result in additional dilution on exercise. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Therefore, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998. The Company's pro forma information follows (in thousands except for loss per share information):

                                                               1997            1996          1995
                                                             ---------       --------       -------
    Pro forma loss applicable to common stockholders         $(125,564)      $(46,791)      $(8,517)
    Pro forma basic and diluted loss per share                   (3.61)         (1.55)        (0.32)

The Company's stock option activity and related information for the years ended December 31, 1997, 1996, and 1995 are as follows:

                                              1997                     1996                     1995
                                      ----------------------  -----------------------   ---------------------
                                                    WEIGHTED                 WEIGHTED                WEIGHTED
                                                    AVERAGE                  AVERAGE                 AVERAGE
                                                    EXERCISE                 EXERCISE                EXERCISE
                                       OPTIONS        PRICE     OPTIONS       PRICE      OPTIONS       PRICE
                                      ---------     --------   ---------     --------   ----------   ---------
Outstanding at beginning of year      2,018,961      $11.90    1,006,240      $11.67      242,089      $ 6.28
Granted ........................      1,324,347       25.43    1,165,333       12.55      767,149       13.43
Exercised ......................        (62,976)      11.22      (19,702)       3.01           --          --
Forfeited ......................       (130,385)      24.16     (132,910)      17.02       (2,998)      25.95
                                      ---------                ---------                ---------
Outstanding at end of year .....      3,149,947       17.12    2,018,961       11.90    1,006,240       11.67
                                      =========                =========                =========
Exercisable at end of year .....        984,742                  525,948                  421,643
                                      =========                =========                =========
Weighted average fair value of
options granted during the year       $   14.67                $    7.50                $    7.14
                                      =========                =========                =========

The following table summarizes outstanding options at December 31, 1997 by price range:

                      OUTSTANDING                                EXERCISABLE
       ---------------------------------------     -----------------------------------
                                      WEIGHTED       WEIGHTED                 WEIGHTED
                                      AVERAGE        AVERAGE                  AVERAGE
                        RANGE OF      EXERCISE     CONTRACTUAL                EXERCISE
        OPTIONS     EXERCISE PRICES     PRICE         LIFE      OPTIONS        PRICE
       ---------    ----------------  --------     -----------  -------      ---------
       1,036,095        $ 3.01          $ 3.01         7.8      536,604       $ 3.01
       1,149,082    $15.38 to $26.25     20.22         8.8      253,868        22.19
         964,770    $26.28 to $36.88     28.54         8.7      194,270        30.28
       ---------                                                -------
       3,149,947    $ 3.01 to $36.88     17.11         8.4      984,742        13.33
       =========                                                =======

12. LOSS PER SHARE

Loss per share data for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                   1997           1996           1995
                                                ----------     ----------     ---------
          Net loss before extraordinary
            items..........................     $ (99,164)     $ (44,237)     $  (2,434)
          Extraordinary loss, net of tax...            --             --         (1,747)
                                                ---------      ---------      ---------
          Net loss ........................       (99,164)       (44,237)        (4,181)
          Less: Preferred stock dividends..       (21,636)        (1,739)        (1,843)
                                                ---------      ---------      ---------
          Net loss available to common
              shareholders ................     $(120,800)     $ (45,976)     $  (6,024)
                                                =========      =========      =========
          Weighted average shares
              outstanding .................        34,777         30,277         26,793
                                                =========      =========      =========

          BASIC AND DILUTED LOSS PER SHARE:
          Before extraordinary loss
            (net of tax) ..................     $   (3.47)     $   (1.52)     $   (0.15)
          Extraordinary loss (net  of tax).            --             --          (0.07)
                                                ---------      ---------      ---------
          Net loss per share ..............     $   (3.47)     $   (1.52)     $   (0.22)
                                                =========      =========      =========

The following table summarizes securities outstanding as of the end of each period presented which could potentially dilute basic earnings per share in the future. Such securities were excluded from the computation above since they would have been anti-dilutive due to the Company's net loss. The figures presented for the 7 1/4% Convertible Preferred Stock assume that each preferred share was converted into 4.263 common shares. Certain shares of the Company's common stock were held in escrow under the terms of purchase agreements related to acquisitions made by the Company during 1995 and 1996. Additionally, shares are held in escrow related to certain former owners of the Company's Eclipse subsidiary. All shares held in escrow are excluded from the calculation of weighted average shares outstanding.

                                                           1997          1996         1995
                                                        ---------     ---------    ---------
          7 1/4% Junior Convertible Preferred Stock.... 4,499,030            --            --
          Stock options................................ 3,149,947     2,018,961     1,006,240
          Stock in escrow from  acquisitions ..........    26,008        26,008        11,392
          Other stock in escrow .......................    93,941       187,881       187,881

13. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, funds held in escrow and trade receivables. The Company places its cash equivalents and funds held in escrow in quality investments with reputable financial institutions. Trade receivables include significant balances due from a small number of customers. At December 31, 1997, $23.7 million in trade receivables from the Company's private line services are due from ten customers. Switched long distance services receivables are also concentrated, with $40.5 million in trade receivables due from six customers, including $22.6 million from Excel Communications, Inc. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected. The Company performs ongoing credit evaluations of its customers' financial condition. IXC has not experienced significant losses from sales to any of its significant customers.

Sales of switched long distance services to Excel Communications exceeded 10% of total revenues for each of the years ended December 31, 1997 and 1996. The percentages of revenue for customers with 10% or more of the Companys' business in any one year are as follows:

                                             1997       1996       1995
                                            ------      -----      ----
          Excel Communications, Inc..         23%        25%         --
          Frontier Communications....          3%         7%        12%
          WorldCom, Inc. ............          3%         6%        12%

14. EMPLOYEE BENEFIT PLANS

The Company has a defined contribution retirement and 401(k) savings plan which covers all full-time employees with one year of service. The Company contributes 6% of eligible compensation, as defined in the plan, and matches 100% of the employee's contributions up to a maximum of 3% of the employee's compensation. Employees vest in the Company's contribution over five years. Benefit expense for 1997, 1996 and 1995 was approximately $1,263,000, $779,000 and $522,000, respectively.

The Company continues to operate certain defined contribution benefit plans that were operated by Eclipse prior to its merger with the Company. Contributions to these plans amounted to $68,000, $90,000, and $49,000 in 1997, 1996, and 1995,
respectively.

15. INCOME TAXES

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows as of December 31, 1997 and 1996 (in thousands):

                                                      1997             1996
                                                    --------         --------
     DEFERRED TAX ASSETS:
     Tax credit carryforwards: .............        $  2,068         $  2,068
     Net operating loss carryforwards ......          37,999           22,240
     Investment in joint venture ...........           9,465              794
     Deferred revenue ......................          19,787               --
     Reserve for bad debts .................           4,938            2,137
     Accrued expenses ......................           3,537              769
                                                    --------         --------
          Gross deferred tax assets ........          77,794           28,008
          Valuation allowances .............         (56,776)         (18,491)
                                                    --------         --------
     Net deferred tax asset ................          21,018            9,517
                                                    --------         --------
     DEFERRED TAX LIABILITIES:
     Tax over book depreciation ............         (21,738)          (9,267)
     Other liability accruals ..............          (1,034)          (2,166)
                                                    --------         --------
     Gross deferred tax liabilities ........         (22,772)         (11,433)
                                                    --------         --------
          Net deferred tax liabilities .....        $ (1,754)        $ (1,916)
                                                    ========         ========
     AS RECORDED IN THE CONSOLIDATED BALANCE
       SHEETS:
     Current deferred tax assets ...........        $    947         $    620
     Noncurrent deferred tax liability .....          (2,701)          (2,536)
                                                    --------         --------
     Gross deferred tax liabilities ........        $ (1,754)        $ (1,916)
                                                    ========         ========

At December 31, 1997, the Company had net operating loss carryforwards of approximately $95.1 million for income tax purposes that expire through 2012. The Company has minimum tax, investment tax credit, and capital loss carryforwards at December 31, 1997 of approximately $0.7 million, $1.4 million, and $0.5 million, respectively. The minimum tax credits can be carried forward indefinitely. The investment tax credits expire in 2001 and the capital loss carryforwards expire through 2002.

Valuation allowances were established to offset a portion of the Company's deferred tax assets at December 31, 1997 and 1996, respectively. The valuation allowance is related to deferred tax assets, primarily net operating losses, that may not be realizable. During the years ended December 31, 1997 and 1996, the valuation allowance was increased by $37.5 million and $18.5 million, respectively.

Significant components of the benefit (provision) for income taxes (excluding the effect attributable to extraordinary items) for the years ended December 31, 1997, 1996, and 1995, are as follows (in thousands):


                                             1997            1996            1995
                                           --------        --------        -------
     CURRENT:
     Federal ......................        $    --         $    (5)        $   (67)
     State ........................         (1,816)           (250)             --
                                           -------         -------         -------
       Total Current ..............         (1,816)           (255)            (67)
                                           -------         -------         -------
     DEFERRED:
     Federal ......................            393           4,869             932
     State ........................             64           1,266             168
                                           -------         -------         -------
     Total deferred ...............            457           6,135           1,100
                                           -------         -------         -------
     Benefit (provision) for income
       taxes ......................        $(1,359)        $ 5,880         $ 1,033
                                           =======         =======         =======

Reconciliations of the income tax benefit (provision) attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax benefit (provision) for the years ended December 31, 1997, 1996, and 1995, are as follows (in thousands):

                                                           1997         1996        1995
                                                         --------     --------    --------
     Tax benefit at federal statutory rate ............  $ 34,126     $ 17,260    $  1,131
     State income tax benefit provision ...............     3,690        3,106         302
     Change in valuation allowance ....................   (37,529)     (18,491)         --
     Resolution of tax examinations ...................        --        3,511          --
     Permanent and other differences ..................    (1,646)         494        (400)
                                                         --------     --------    --------
     Benefit (provision) for income taxes..............  $ (1,359)    $  5,880    $  1,033
                                                         ========     ========    ========

16. RELATED PARTY TRANSACTIONS

A law firm, of which a director and stockholder of the Company was a principal, provided certain legal services to the Company and charged fees and costs incurred to the Company in the amount of approximately $4.3 million in 1997, $3.5 million in 1996 and $2.6 million in 1995.

The Company's Eclipse subsidiary obtains certain services including leasing office space and consulting services from shareholders. Payments to these shareholders amounted to $335,000, $900,000, and $713,000 in 1997, 1996, and
1995, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

Accounts receivable and accounts payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value.

Escrow under 12 1/2% Senior Notes: The carrying amount reported in the balance sheets for restricted short-term investments held in escrow approximates fair value.

Long-term debt: The fair value of the 12 1/2% Senior Notes is estimated at $330 million based on the last trading price of the 12 1/2% Senior Notes in 1997.

Redeemable preferred stock: The fair value of the Convertible and Exchangeable Preferred Stock has not been determined due to the impracticability of such a calculation based on the limited market of the preferred stock and the lack of an actively quoted price.

18. COMMITMENTS AND CONTINGENCIES

In connection with its fiber optic network expansion, the Company has entered into various construction and installation agreements with contractors. Total commitments under these agreements were approximately $77.6 million at December 31, 1997. The Company's Eclipse subsidiary was committed under noncancellable, noncapitalizable fixed cost agreements for transmission facilities that require minimum payments of approximately $12.4 million in 1999 and $3.5 million in 2000.

In connection with its fiber expansion agreements, the Company has committed to pay $42.0 million for fiber usage rights on other long distance carriers' networks, $8.4 million of which was paid by December 31, 1997. Pursuant to the same agreements, the Company has committed to pay a total of $30.4 million, in periodic installments for twenty to twenty-five years related to maintenance and license fees. Several of these agreements require the Company to share network construction costs with the other party. The exact amounts of these construction costs are not specified in the related agreements and are thus excluded from the figures above.

The Company is from time to time involved in various legal proceedings, all of which have arisen in the ordinary course of business and some of which are covered by insurance. In the opinion of the Company's management, none of the claims relating to such proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

19. VALUATION AND QUALIFYING ACCOUNTS

Activity in the Company's allowance for doubtful accounts and service credits was as follows (in thousands):

                                       Balance at  Charged              Balance at
                                       Beginning      to                   End
          For the Years Ended          Of Period   Revenue  Deductions  Of Period
          -------------------          ----------  -------  ----------  ---------
          December 31, 1997...........  $6,407     $20,782   $ 14,070    $13,119
          December 31, 1996...........  $2,842      $6,311    $ 2,746    $ 6,407
          December 31, 1995...........  $1,262      $2,712    $ 1,132    $ 2,842

20. QUARTERLY RESULTS (UNAUDITED)

The Company's unaudited quarterly results are as follows (in thousands except per share amounts):

                                                             THREE MONTH PERIOD ENDED
                                                ------------------------------------------------------
                                                MARCH 31,     JUNE 30,   SEPTEMBER 30,    DECEMBER 31,
                                                   1997        1997          1997            1997
                                                ---------    ---------   ------------     ------------
   Net operating revenue....................... $ 106,882    $ 113,812     $ 136,829      $ 164,094
   Gross profit................................    21,988       22,833        35,794         45,335
   Net loss....................................   (22,498)     (27,914)      (31,172)       (17,580)
   Basic and diluted net loss per share:....... $   (0.67)   $   (0.87)    $   (1.09)     $   (0.84)

                                                             THREE MONTH PERIOD ENDED
                                                ------------------------------------------------------
                                                MARCH 31,     JUNE 30,   SEPTEMBER 30,    DECEMBER 31,
                                                   1996        1996          1996            1996
                                                ---------    ---------   ------------     ------------
   Net operating revenue....................... $ 45,928      $ 63,187     $ 78,755         $ 94,097
   Gross profit................................   17,234        18,867       22,140           28,845
   Net loss....................................  (11,474)      (11,406)     (10,624)         (10,733)
   Basic and diluted net loss per share:.......   $(0.45)     $  (0.43)    $  (0.33)        $  (0.34)

The 1996 and first three quarters of 1997 earnings per share amounts have been restated immaterially to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share and the Securities and Exchange Commission Staff Accounting Bulletin 98.

21. SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"), which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore the Company will adopt the new requirements retroactively in 1998. Management has not completed its review of Statement 131, but anticipates that the adoption of Statement 131 will not affect results of operations or financial position, but may affect the disclosure of segment information. Under applicable accounting literature effective prior to the adoption of FAS 131, the Company considers its operations to be exclusively within a single industry.

22. NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Due to the Company having no items of other comprehensive income in any of the periods presented, the adoption of SFAS No. 130 had no impact on the Company's reporting or display of financial information at June 30, 1998.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Because the Company has not entered into derivative financial instruments, the implementation of SFAS No. 133 will not have an impact on the Company's consolidated results of operations, financial position or cash flows.

In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the costs of Start-Up Activities." The SOP requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998. The effects of adoption must be reported as a cumulative change in accounting principle. The Company is reviewing the pronouncement to determine its impact. If unamortized start-up activities or organization costs, described in the pronouncement, are identified, they will be written off in its first quarter ended March 31, 1999.

23. SUBSEQUENT EVENT

On October 28, 1998 the Company entered into a $600 million credit facility with a syndicate of financial institutions. Loans under the credit facility bear interest at rates based on either LIBOR or the bank's prime rate plus applicable margins. The facility has a five-year term and is secured by the assets of certain of the Company's subsidiaries. The Company must comply with certain financial and other covenants. On October 28, 1998, the Company drew down $200 million under the facility.